Exhibit 10.72
SUMMARY SCHEDULE OF NON-EMPLOYEE DIRECTORS’ COMPENSATION
Effective October 13, 2008
Annual Retainers
•	Non-Employee Executive Chairman: Approximately $400,000 in restricted stock units (through 12/31/08)

•	Non-Employee Directors other than the Executive Chairman: $45,000

•	Audit Committee Members: $10,000

•	Nominating & Governance Committee Members: $5,000

•	Compensation Committee Members: $5,000

•	Risk and Finance Oversight Committee Members: $5,000

•	Special Committee Chairman approximately: $25,000
Fees for Meeting Attendance
•	Board Meetings: $2,000 per meeting

•	Committee Meetings: $2,000 per meeting
Except for the Non-Employee Executive Chairman’s retainer and the Special Committee Chairman’s retainer, directors may choose to be paid their annual retainers and meeting fees in one or both of the following forms:
•	Cash

•	Common Stock
Each director completes a written election before the beginning of each calendar year specifying the types and percentages of compensation to be paid in each form of payment. If a director chooses to be paid in common stock, the director receives a 25 percent premium in restricted stock with voting and dividend rights which vests and the restrictions are removed on the vesting date of the immediately preceding annual grant.
The Non-Employee Executive Chairman’s retainer for 2008 will be paid in restricted stock units which are immediately vested but payout is deferred until the Executive Chairman leaves the Board.
The Special Committee Chairman’s retainer for 2008 will be paid in vested common stock with a 25 percent premium in restricted stock with voting and dividend rights which vests and the restrictions are removed on May 20, 2009.
Equity Compensation
•	Annual grant of 6,000 shares of restricted stock with voting and dividend rights. The shares vest and the restrictions are removed on the one-year anniversary of the grant date.

•	Initial grant of 5,000 shares of restricted stock which vests and the restrictions are removed on the vesting date of the immediately preceding annual grant.